FOR IMMEDIATE RELEASE

NEWS RELEASE

Contacts:
Gastar Exploration Ltd.
Michael A. Gerlich, Chief Financial Officer
713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&L: 713-529-6600
lelliott@drg-l.com / apearson@drg-l.com

GASTAR EXPLORATION LTD. REPORTS
SECOND QUARTER 2011 RESULTS

HOUSTON, August 8, 2011 – Gastar Exploration Ltd. (NYSE Amex: GST) (“Gastar”) today reported financial and operating results for the three- and six-month periods ended June 30, 2011.

Net income attributable to Gastar’s common shareholders for the second quarter of 2011 was $126,000, or $0.00 per diluted share.  This compares to a net loss of $2.5 million, or $0.05 per share, for the second quarter of 2010.  Excluding the impact of an unrealized natural gas hedging gain of $502,000 and other special items, adjusted net loss attributable to common shareholders was $377,000, or $0.01 per share for the second quarter of 2011.  Excluding an unrealized natural gas hedging loss of $972,000 and other special items, adjusted net loss for the second quarter of 2010 was $1.5 million, or $0.03 per share.  (See the accompanying reconciliation of net income (loss) per common share and earnings per share to these non-GAAP financial measures at the end of this news release.)

Our net cash flow provided by operations for the second quarter of 2011 was $6.1 million compared to net cash flow used in operations of $2.7 million in the same period last year.  Net cash flow from operations for the first half of 2011 was $7.7 million, versus $5.1 million for first six months of 2010. Our cash flow from operations before working capital changes and as adjusted for special items for the second quarter was $2.9 million versus $1.9 million in the second quarter of 2010, and $7.4 million for the first six months of 2011 versus $4.3 million for the same period last year.  (See the accompanying reconciliation of cash flow before working capital changes and special items to these non-GAAP financial measures at the end of this news release.)

Natural gas and oil revenues increased 26% to $8.5 million in the second quarter of 2011, up from $6.7 million for the same period a year ago.  The increase in revenues was the result of an 18% increase in volumes combined with a 7% increase in realized commodity prices.  Average daily production was 18.6 million cubic feet of natural gas equivalent (MMcfe) for the second quarter, compared to 15.8 MMcfe per day for the same period in 2010.

During the second quarter of 2011, approximately 79% of our natural gas production was hedged.  The realized effect of hedging on natural gas sales was an increase of $1.7 million in revenues and resulted in an increase in total price received from $3.52 per thousand cubic feet (Mcf) to $4.59 per Mcf.  We continue to maintain an active hedging program covering a substantial portion of our estimated future natural gas production.

Lease operating expense (LOE) was $1.9 million in the second quarter of 2011, which is unchanged from the second quarter of 2010.  LOE per Mcf equivalent (Mcfe) of production decreased to $1.10 from $1.33 in the second quarter of 2010.  The decrease in the rate per Mcfe was primarily due to lower ad valorem taxes of $0.09 per Mcfe, lower workover costs of $0.22 per Mcfe and higher production volumes.

Depreciation, depletion and amortization (DD&A) was $3.0 million in the second quarter of 2011, up from $1.7 million in the second quarter of 2010.  The increase in DD&A expense was the result of a 52% increase in the DD&A rate per Mcfe and an 18% increase in production.  The DD&A rate for the second quarter of 2011 increased primarily due to higher proved costs associated with recent wells drilled to test oil prospects in East Texas and limited initial reserve increases related to these activities.  By comparison, the second quarter 2010 DD&A rate was reduced by gathering system sales proceeds credited to proved property costs in the fourth quarter of 2009.

General and administrative (G&A) expense was $2.6 million in the second quarter of 2011, down from $3.9 million for the second quarter of 2010 and includes non-cash stock-based compensation expense of $538,000 and $880,000 for the quarter ended June 30, 2011 and 2010, respectively.  The decrease in stock-based compensation expense is primarily due to the forfeiture of previously issued unvested awards as a result of employee resignations, prior-year awards being fully amortized and recently issued shares having a lower fair value.  Excluding the non-cash stock based compensation, G&A expense decreased $1.0 million due to lower legal fees as a result of the settlement of the Classic Star litigation in November 2010.

Operations Review and Update

Appalachia

In late July, we announced initial production test results of our first two horizontal Marcellus wells in Marshall County, West Virginia, which came in above our expectations for individual well results.  The Wengerd 1H and 7H, with lateral lengths of 4,700 and 5,700 feet, respectively, tested at a combined stabilized rate of approximately 15.5 MMcf per day of 1,285 Btu natural gas and 1,100 barrels of condensate per day.  Currently, both wells are being placed on sales.

We have identified approximately 72 additional well locations within the immediate vicinity of the Wengerd wells and plan to spud approximately 21 more wells in Marshall County before the end of 2011.   Including the Wengerd 1H and 7H, we expect to have 8 to 10 wells on sales by year-end and another 8 to 11 wells on sales in the first half of 2012 with working interest of between 40-50% in these wells.  We will have three rigs working in Marshall County, two drilling horizontal sections and one drilling the vertical sections. We have collected a full array of micro-seismic data during the two Wengerd completions and plan to use that data to improve our results and become more efficient with our completions.  Gastar holds approximately 4,700 net (9,400 gross) acres in Marshall County within our Atinum Joint Venture.

We have also recently finished drilling the Hickory Ridge 2H, our first well on our Marcellus East Acquisition acreage in Preston County, West Virginia.  This well is outside our Atinum Joint Venture, and we have a 100% working interest.  We are planning a multi-stage fracture stimulation in August 2011, with first natural gas sales anticipated in September.  No additional wells are currently planned to be drilled on the Marcellus East Acquisition acreage in 2011 pending the completion of a 3-D seismic survey over a portion of the acreage.

In Butler County, Pennsylvania, Gastar and Atinum have been participating in seven wells with Rex Energy as operator, of which three are expected to be on sales by year-end, with the remaining four wells to go online in early 2012.

For the three and six months ended June 30, 2011, net production from the Appalachia area averaged approximately 0.6 MMcfe per day, compared to 0.4 MMcfe per day for the first and second quarters of 2010, respectively.

Capital expenditures net to us for the second quarter of 2011 in Appalachia were $7.0 million.

East Texas

We recently completed the drilling of the Belin #3 deep Bossier well to a total depth of 20,100 feet and has run casing to a depth of 19,120 feet.  The well encountered 60 net feet of potential lower Bossier pay in four separate lower Bossier sands.  The well is scheduled to be fracture stimulated in the deepest potentially productive zone in September 2011.

 In April 2011 we fracture stimulated the initial formation zone in the previously drilled Belin #2 well, with marginal results.  In early May 2011, we fracture stimulated the next zone, which based on log interpretation should have been the most productive lower Bossier zone in the well.  During this procedure, we experienced equipment failure and the operation had to be stopped before it was completed.  We subsequently attempted to re-fracture the zone, but it appears there may have been reservoir damage from the first fracture attempt, and production from the well is minimal.   We are planning another re-fracture stimulation of the zone in November 2011.  We have a 67% before payout working interest and an approximate 50% before payout net revenue interest in the Belin #2 and #3 wells.

To help maintain current production levels in the field, we are planning to add two recompletion zones in the Wildman #5 well in November 2011.  Once completed and pressures are normalized, we plan to commingle all zones in the well.  Additionally, we are currently performing workover operations in the Holmes #1 well.

During the second quarter of 2011, we continued to monitor the four wells previously drilled to test the productivity of the Glen Rose and Eagle Ford/Woodbine (Eaglebine) formations on our East Texas acreage.   Production rates for these wells have been lower than expected, but we believe that the drilling and completion methods that we have used so far have not been optimal.  Due to drilling issues with our Wildman 7H horizontal well, we do not believe that we have adequately tested the horizontal drilling potential of the Eaglebine formation.  For the balance of 2011, we are postponing further drilling tests on these formations and will instead continue monitoring the four wells, analyzing a core sample taken from the Eaglebine section of a nearby well and observing offset operator drilling activity in the zones.

In East Texas, second quarter of 2011 net production from the Hilltop area averaged 16.6 MMcfe per day, down from 20.4 MMcfe per day in the first quarter of 2011.  The lower volumes were due to natural declines in field production that were not offset by incremental production from newly completed wells during the second quarter.

Capital expenditures in East Texas were $9.9 million for the second quarter.

J. Russell Porter, Gastar's President and CEO, stated, “We are highly encouraged by the initial test results of our liquids-rich area of the Marcellus Shale in Marshall County, West Virginia and are excited to have our Marcellus drilling program underway.  Based on the early indications, we believe we are operating in a very productive area of the play that could generate excellent returns on investment. Additionally, we believe our active program positions us to achieve significant reserve growth by year end 2011, with escalating oil and gas production volumes later in the year and throughout 2012, as we put these wells on line,” Porter said.

Liquidity and Capital Budget

At June 30, 2011, we had cash and cash equivalents of $5.5 million and a net working capital deficit of approximately $16.9 million, including $11.8 million of advances from non-operators, a portion of which will be applied to our net future costs pursuant to the carried interest provisions of the Atinum Joint Venture.  Availability under our Revolving Credit Facility was $42.0 million on June 30, 2011.

During the second quarter of 2011, Gastar Exploration USA, Inc. (“Gastar USA”), the primary operating subsidiary of Gastar, which owns 100% of the common stock of Gastar USA, sold 650,728 shares of its 8.625% Series A Cumulative Preferred Securities with a liquidation preference of $25.00 per share, of which 646,295 shares were sold in an underwritten public offering and 4,433 shares under an at-the-market agreement, for net proceeds of $13.7 million.  Under the terms of the at-the-market agreement, Gastar USA may offer and sell from time to time up to 3,400,000 shares of Series A Preferred Stock through a sales agent.

Capital expenditures for the remainder of 2011 are projected to be approximately $37.3 million, consisting of drilling, completion, infrastructure, lease acquisition and seismic costs of $30.5 million in Appalachia and $5.2 million in East Texas and an additional $1.6 million for capitalized interest and other costs.  We plan on funding this capital activity through existing cash balances, internally generated cash flow from operating activities, borrowings under the Revolving Credit Facility, a possible joint venture for the development of our Marcellus Acquisition acreage and possible future at-the-market issuances of preferred equity securities by Gastar USA.

Conference Call

Gastar Exploration’s management team will hold a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss these results.  To participate in the call, dial 480-629-9771 and ask for the Gastar Exploration conference call.  A replay will be available and will be accessible through August 15, 2011.  To access the replay, dial 303-590-3030 and enter the pass code 4457364 #.

The call will also be webcast live over the Internet at www.gastar.com.  To listen to the live call on the Internet, please visit Gastar’s web site at least 10 minutes early to register and download any necessary audio software.  An archive will be available shortly after the call.  For more information, please contact Donna Washburn at DRG&L at 713-529-6600 or e-mail dmw@drg-l.com.

About Gastar Exploration

Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States.  Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on prospective deep structures identified through seismic and other analytical techniques as well as unconventional natural gas reserves, such as shale resource plays.  We are pursuing natural gas exploration in the Marcellus Shale in the Appalachian area of West Virginia and central and southwestern Pennsylvania and in the deep Bossier gas play in the Hilltop area of East Texas.  We also conduct limited coal bed methane development activities within the Powder River Basin of Wyoming and Montana.  For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risk inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

- Financial Tables Follow -

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in thousands, except share and per share data)
REVENUES:
Natural gas and oil revenues	$8,514	$6,737	$18,542	$13,495
Unrealized natural gas hedge gain (loss)	502	(972)	(1,397)	8,406
Total revenues	9,016	5,765	17,145	21,901

EXPENSES:
Production taxes	118	93	227	216
Lease operating expenses	1,875	1,914	3,582	3,657
Transportation, treating and gathering	1,123	1,094	2,226	2,343
Depreciation, depletion and amortization	2,991	1,664	7,103	3,395
Accretion of asset retirement obligation	129	96	254	191
General and administrative expense	2,596	3,944	5,476	7,776
Total expenses	8,832	8,805	18,868	17,578

INCOME (LOSS) FROM OPERATIONS	184	(3,040)	(1,723)	4,323

OTHER INCOME (EXPENSE):
Interest expense	(31)	(20)	(63)	(98)
Investment income and other	3	548	5	1,340
Unrealized warrant derivative gain	-	55	-	203
Foreign transaction gain	1	16	3	335

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	157	(2,441)	(1,778)	6,103

Provision for income tax expense (benefit)	-	57	-	(792)

NET INCOME (LOSS)	157	(2,498)	(1,778)	6,895
Dividend on preferred stock attributable to non-controlling interest	31	-	31	-
NET INCOME (LOSS) ATTRIBUTABLE TO GASTAR EXPLORATION LTD.	$126	$(2,498)	$(1,809)	$6,895

NET INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE TO
GASTAR EXPLORATION LTD. COMMON SHAREHOLDERS:
Basic	$0.00	$(0.05)	$(0.03)	$0.14
Diluted	$0.00	$(0.05)	$(0.03)	$0.14

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	63,134,109	49,042,874	63,079,475	49,020,072
Diluted	63,723,093	49,042,874	63,079,475	49,529,357

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2011	2010
	(Unaudited)
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,495	$7,439
Accounts receivable, net of allowance for doubtful accounts of $561 and $571, respectively	6,333	4,034
Commodity derivative contracts	9,708	10,229
Prepaid expenses	611	1,191
Total current assets	22,147	22,893

PROPERTY, PLANT AND EQUIPM ENT:
Natural gas and oil properties, full cost method of accounting:
Unproved properties, excluded from amortization	157,879	162,230
Proved properties	391,030	345,042
Total natural gas and oil properties	548,909	507,272
Furniture and equipment	1,449	1,175
Total property, plant and equipment	550,358	508,447
Accumulated depreciation, depletion and amortization	(300,435)	(293,332)
Total property, plant and equipment, net	249,923	215,115

OTHER ASSETS:
Restricted cash	50	50
Commodity derivative contracts	5,650	8,482
Deferred charges, net	393	508
Advances to operators and other assets	728	304
Total other assets	6,821	9,344
TOTAL ASSETS	$278,891	$247,352

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,697	$8,294
Revenue payable	4,567	4,331
Accrued interest	129	138
Accrued drilling and operating costs	4,724	1,490
Advances from non-operators	11,784	783
Commodity derivative contracts	817	1,991
Commodity derivative premium payable	4,144	3,451
Accrued litigation settlement liability	2,192	3,164
Other accrued liabilities	2,011	2,024
Total current liabilities	39,065	25,666

LONG-TERM LIABILITIES:
Long-term debt	8,000	-
Commodity derivative contracts	1,255	1,521
Commodity derivative premium payable	2,590	4,725
Accrued litigation settlement liability	-	800
Asset retirement obligation	7,682	7,249
Total long-term liabilities	19,527	14,295

Commitments and contingencies (Note 12)

SHAREHOLDERS' EQUITY:
Common stock, no par value; unlimited shares authorized; 64,778,274 and 64,179,115 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	316,346	316,346
Additional paid-in capital	24,205	23,200
Accumulated deficit	(133,964)	(132,155)
Total shareholders' equity	206,587	207,391
Non-controlling interest:
Preferred stock of subsidiary, aggregate liquidation preference $16,268 and $0 at June 30, 2011 and December 31, 2010, respectively	13,712	-
Total equity	220,299	207,391
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$278,891	$247,352

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended
	June 30,
	2011	2010
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,778)	$6,895
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	7,103	3,395
Stock-based compensation	1,243	1,639
Unrealized natural gas hedge (gain) loss	1,397	(8,406)
Realized loss (gain) on derivative contracts	(871)	1,763
Amortization of deferred financing costs and debt discount	128	157
Accretion of asset retirement obligation	254	191
Unrealized warrant derivative gain	-	(203)
Dividend on preferred stock attributable to non-controlling interest	(31)	-
Changes in operating assets and liabilities:
Accounts receivable	(625)	1,615
Commodity derivative contracts	(54)	1,252
Prepaid expenses	388	232
Accrued taxes payable	-	(1,245)
Accounts payable and accrued liabilities	555	(2,151)
Net cash provided by operating activities	7,709	5,134

CASH FLOWS FROM INVESTING ACTIVITIES:
Development and purchase of natural gas and oil properties	(39,074)	(24,591)
Advances to operators	(3,155)	-
Proceeds from sale of natural gas and oil properties	-	19,199
Proceeds from non-operators	11,001	(686)
Purchase of furniture and equipment	(274)	(142)
Purchase of term deposit	-	(4,855)
Net cash used in investing activities	(31,502)	(11,075)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	20,000	8,000
Repayment of revolving credit facility	(12,000)	-
Repayment of short-term loan	-	(17,000)
Proceeds from issuance of preferred stock, net of issuance costs	14,000	-
Deferred financing charges	(13)	-
Other	(138)	(103)
Net cash provided by (used in) financing activities	21,849	(9,103)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,944)	(15,044)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,439	21,866
CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,495	$6,822

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
PRODUCTION AND PRICES

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Production:
Natural gas (MMcf)	1,634	1,428	3,600	3,181
Oil (MBbl)	11	2	21	4
Total production (MMcfe)	1,697	1,440	3,728	3,204

Total (MMcfed)	18.6	15.8	20.6	17.7

Average sales price per unit:
Natural gas per Mcf, excluding impact of realized hedging activities	$3.52	$3.50	$3.43	$3.97
Natural gas per Mcf, including impact of realized hedging activities	4.59	4.62	4.60	4.16
Oil per Bbl	96.66	72.67	92.30	72.36

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management.  These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.  A reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in thousands, except share and per share data)
NET INCOME (LOSS) ATTRIBUTABLE TO GASTAR EXPLORATION LTD. AS REPORTED SPECIAL ITEMS:	$126	$(2,498)	$(1,809)	$6,895
Unrealized natural gas hedge (gain) loss	(502)	972	1,397	(8,406)
Unrealized warrant derivative (gain) loss	-	(55)	-	(203)
Foreign transaction gain	(1)	(16)	(3)	(335)
Provision for income tax expense (benefit)	-	57	-	(792)
ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO GASTAR EXPLORATION LTD.	$(377)	$(1,540)	$(415)	$(2,841)

ADJUSTED NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO GASTAR EXPLORATION LTD. COMMON SHAREHOLDERS:
Basic	$(0.01)	$(0.03)	$(0.01)	$(0.06)
Diluted	$(0.01)	$(0.03)	$(0.01)	$(0.06)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	63,134,109	49,042,874	63,079,475	49,020,072
Diluted	63,134,109	49,042,874	63,079,475	49,529,357

Reconciliation of Cash Flow from Operations Before Working Capital Changes and Special Items:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$157	$(2,498)	$(1,778)	$6,895
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, dep letion and amortization	2,991	1,664	7,103	3,395
Stock-based compensation	538	880	1,243	1,639
Unrealized natural gas hedge (gain) loss	(502)	972	1,397	(8,406)
Realized loss (gain) on derivative contracts	(429)	724	(871)	1,763
Amortization of deferred financing costs and debt discount	65	61	128	157
Accretion of asset retirement obligation	129	96	254	191
Unrealized warrant derivative gain	-	(55)	-	(203)
Dividend on preferred stock attributable to non-controlling interest	(31)	-	(31)	-
Cash flow from operations before working capital changes (1)	2,918	1,844	7,445	5,431
Foreign transaction gain	(1)	(16)	(3)	(335)
Provision for income tax expense (benefit)	-	57	-	(792)
Adjusted cash flow from operations for special items	$2,917	$1,885	$7,442	$4,304
_____________________
(1) Cash flow from operations before working capital changes represents cash flows from operating activities before changes in operating assets and liabilities. We have reported cash flow from operations before working capital because we believe it is a measure commonly reported and widely used by investors as an indicator of a company’s operating performance. Cash flow from operations before working capital changes is not a calculation based on U.S. GAAP and should not be considered an alternative to net income (loss) in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, which are disclosed in our statements of cash flows. Investors should carefully consider the specific items included in our computation of cash flow from operations before working capital changes. While we have disclosed our cash flow from operations before working capital to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that cash flow from operations before working capital changes as reported by us may not be comparable in all instances to cash flow from operations before working capital changes as reported by other companies.

# # #